UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 26, 2005

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 26, 2005, Cummins Inc. issued the attached press release announcing the Company's intention to repay its $250 million 9 ½% Notes in December 2006, the first call date for the debt.  The Company also announced that it will begin to repurchase shares of its common stock with the intent to repurchase $100 million of common stock within two years.  Both announcements were made at an investor conference hosted by Cummins in New York City today.  Presentations from the analyst meeting can be found on Cummins' website http://www.cummins.com in the Presentation section under Investor Information.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibit is furnished herewith:

99-Press Release dated September 26, 2005

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934,  the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2005

Cummins Inc.
By: /s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

Exhibit Index

Exhibit No.	Description
99	Press Release dated September 26, 2005

 News Release                                                                Mark Land

                                                                                                           Director - Public Relations

                                                                                                           (317) 610-2456
                                                                                                           (812) 350-9678 (mobile)

For Immediate Release

September 26, 2005

Cummins to repay $250 million in high-yield notes; repurchase $100 million in Company stock

Executives also outline plans for continued profitable growth at Cummins investor conference in New York City

NEW YORK, NY - In another move aimed at decreasing its debt and strengthening its balance sheet, Cummins Inc. (NYSE:CMI) announced today that it intends to repay $250 million in 9 ½ percent notes in December 2006, the first call date for the debt. The notes, which were issued in November 2002, will be repaid using cash generated from Cummins operations.

The Company also announced today that it will begin to repurchase shares of common stock with the intent to buy back $100 million worth of Cummins stock within two years. This repurchase reflects the Company's commitment to returning value to its shareholders.

Both announcements were made at an investor conference hosted by Cummins in New York City today. The conference, titled "A New Cummins" included presentations from top Cummins executives, who outlined the Company's plans for continued profitable growth. Among the key points made to a group of more than 100 buy- and sell-side analysts:

      *    Cummins has improved its cost structure and is more diversified by product and geographic region than during the last peak in the North American heavy-duty truck cycle. As a result, the Company is poised to provide more stable earnings in the future and is better prepared to weather the next downturn in the business cycle.

      *     Cummins is a strong and growing presence in key emerging markets such as China and India.

      *     Cummins is focused on cash management and strengthening its balance sheet.

      *     Cummins has invested in the right technologies to meet global emissions standards.

The Company also reaffirmed its 2005 full-year earnings guidance of $10.10-$10.30 and its third-quarter guidance of $2.40- $2.50 a share.

"Over the past five years, we have worked hard to improve our cost structure, strengthen our balance sheet and restructure our businesses to make Cummins a stronger global competitor," said Tim Solso, Cummins Chairman and Chief Executive Officer. "In effect, we have created a 'new Cummins' that is well-positioned for the future."

Cummins reported record earnings and revenues in 2004 and is on pace to do so again in 2005.

For the first six months of 2005, Cummins reported net income of $238 million on sales of $4.70 billion - compared to net income of $115 million and sales of $3.90 billion for the same period of 2004.  The Company raised its 2005 earnings guidance in late July to $10.10-$10.30.

Debt repayment to strengthen balance sheet, lower future interest expense

In repaying the debt at the first call date, the Company will pay note-holders a premium of 4.75 percent, bringing the total cost of the repayment to approximately $262 million. That premium, however, will be more than offset by the reduction in future interest expense.

"Reducing debt is a central part of Cummins strategy to strengthen its balance sheet and improve its liquidity," said Cummins Chief Financial Officer Jean Blackwell. "We reduced our debt by $258 million early this year, and our continued strong operating performance has put us in the position to take further steps to lower our debt levels."

Cummins' improved operating results and efforts to reduce its debt were cited as key factors in recent ratings upgrades by Standard & Poor's and Moody's Investors Services.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in more than 160 countries through its network of 550 Company-owned and independent distributor facilities and more than 5,000 dealer locations. With more than 28,000 employees worldwide, Cummins reported sales of $8.4 billion in 2004. Press releases can be found on the Web at www.cummins.com.

Future-looking statements disclosure

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.